Exhibit 10.19

EMPLOYMENT AND NON-COMPETITION AGREEMENT

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) made and entered into as of the 16th day of December, 2002, by and among American Seafoods Group LLC (“Parent”),  Southern Pride Catfish LLC (the “Company”), Southern Pride Catfish Trucking Inc. (“Trucking”), and Joe T. Glover, Jr., an individual (“Executive”).

W  I   T  N  E  S  S  E  T  H:

                    WHEREAS, pursuant to the Amended and Restated Asset Purchase Agreement, dated as of December 16, 2002 (the “Asset Purchase Agreement”), by and among Southern Pride Catfish Company, Inc., an Alabama corporation (the “Seller”), Executive, the Company, Trucking and Parent, the Company and Trucking have purchased from the Seller the business and substantially all of the assets and properties of the Seller;

                    WHEREAS, Executive is the sole shareholder of the Seller and, immediately prior to the Closing, the Executive served as the chief executive officer of the Seller;

                    WHEREAS, a portion of the purchase price under the Asset Purchase Agreement has been allocated to and paid in consideration for Executive’s covenants under Paragraph 11 hereunder;

                    WHEREAS, Executive has agreed to enter into this Agreement to ensure the successful transition to ownership by the Company and Trucking and the continuous operation of the Business by the Company and Trucking, and for the purpose of preserving for the benefit of the Company and Trucking the Business and the assets that have been transferred to the Company and Trucking pursuant to the Asset Purchase Agreement; and

                    WHEREAS, each of the Company and Trucking desires to employ Executive and Executive desires to accept employment with each of the Company and Trucking upon the terms and conditions hereinafter set forth.

                    NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, and intending to be legally bound hereby, it is hereby agreed as follows:

                    1.          Employment Term.  Each of Employer and Trucking agrees to employ Executive, and Executive agrees to be so employed, in the capacity of president of each of Employer and Trucking (in such capacity, collectively, “Employer”), for a term commencing on the date hereof and ending on the fifth anniversary of the date hereof (the “Employment Term”); provided, however, that notwithstanding anything to the contrary set forth in this Agreement, the Employment Term may be earlier terminated pursuant to the terms hereof.

                    2.          Position and Duties.

                                 (a)           During the Employment Term, Executive shall (in accordance with Paragraph 11(c) hereof) diligently and conscientiously devote his full business time, attention, energy, skill and best efforts to the business of Employer and the discharge of his duties hereunder, except as permitted in Paragraph 11(c).  Executive’s duties under this Agreement during the Employment Term shall be to serve as president of each of the Company and Trucking, with the responsibilities, rights, authority and duties customarily pertaining to such office and as may be established from time to time by or under the direction of the board of directors of ASC Management, Inc., the general partner of American Seafoods, L.P., a Delaware limited partnership that is the indirect parent of the Company, Trucking, and Parent (the “Board”), or such other governing body as the Board may from time to time designate, and Executive shall report to the Board.  Executive shall also act as an officer and/or director and/or manager of such subsidiaries of the Company or Trucking as may be designated by the Board, commensurate with Executive’s office, all without further compensation, other than as provided in this Agreement.

                                 (b)           In addition to the duties and responsibilities customarily pertaining to the office of president, Executive’s duties during the Employment Term shall include: (i) assisting the Board with the transfer to the Company and Trucking of the contractual and business relationships of the Seller with each of its customers, suppliers and employees; (ii) providing advice and guidance to the Board in connection with the operation of the business of the Company and Trucking; (iii) assisting the Board in all other transitional matters, all without further compensation, other than as provided in this Agreement.

                    3.          Compensation.

                                 (a)           Purchase Price.  Of the aggregate purchase price paid pursuant to the Asset Purchase Agreement, $300,000 was allocated to and paid in consideration for Executive’s covenant not to compete and the other covenants set forth in Paragraph 12 hereof.  In addition, a substantial portion of such purchase price was allocated to the goodwill of the business.

                                 (b)           Base Salary.  During the Employment Term, Employer shall pay to Executive base salary compensation at an annual rate of $350,000 (the “Base Salary”).  The parties agree that of the Base Salary, $100,000 is paid in consideration for Executive’s covenant not to compete and the other covenants set forth in Paragraph 12 hereof.  Base Salary shall be paid in equal installments in accordance with Employer’s payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.  In January 2004 and annually thereafter, the Board may, but shall not be required to, review Base Salary in light of the performance of Executive, the Company and Trucking, and may, in its sole discretion, increase Base Salary by an amount it determines to be appropriate.

                                 (c)           Bonus.  In addition to Base Salary, Executive may receive during the Employment Term an annual bonus of an amount to be determined by the Board in its sole discretion, taking into consideration individual and corporate performance.

                    4.          Benefits.

                                 (a)           During the Employment Term, Employer will provide Executive with major medical and hospitalization health insurance benefits in accordance with the plans of Employer offered from time to time during the Employment Term to employees or executives of Executive’s rank and consistent with Employer’s then-current practice as approved by the Board from time to time.  The foregoing shall not be construed to require Employer to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.  Executive recognizes that Employer and its affiliates have the right, in their sole discretion, to amend, modify or terminate their health care plans without creating any rights in Executive.

                                 (b)           During the Employment Term, Executive shall be entitled to participate in all of Parent’s pension, retirement, deferred compensation and savings plans for highly-compensated employees, and any similar successor plans, in each case consistent with Parent’s then current practice as approved by the Board from time to time.  The foregoing shall not be construed to require Parent to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.  Executive recognizes that Parent and its affiliates have the right, in their sole discretion, to amend, modify or terminate their benefit plans without creating any rights in Executive.  For purposes of Parent’s deferred compensation plan for highly-compensated employees, or any similar successor plan, Executive’s salary shall be deemed to include the $100,000 paid in consideration for Executive’s covenant not to compete and the other covenants set forth in Paragraph 12 hereof as well as the remaining $250,000 portion of the Base Salary, any increases in the Base Salary, and any bonuses paid to Executive.

                    5.          Vacation.  During the Employment Term, Executive shall be entitled to up to four weeks of paid vacation per calendar year.  A maximum of one week of vacation time may be carried over from one calendar year and into the following calendar year; provided, however, that the vacation time be exercised prior to the end of the subsequent calendar year.

                    6.          Business Expenses.  To the extent that Executive’s reasonable and necessary expenditures for travel, entertainment and similar items made in furtherance of Executive’s duties under this Agreement during the Employment Term comply with Employer’s expense reimbursement policy, are wholly or partially deductible by Employer for federal income tax purposes pursuant to the Internal Revenue Code of 1986, as amended, and are documented and substantiated by Executive as required by the Internal Revenue Service and the policies of Employer, Employer shall reimburse the Executive for such expenditures;

provided documentation therefor is submitted not later than 90 days after such expense is incurred.

                    7.          Termination by Employer.

                                 (a)           Employer shall have the right to terminate the Employment Term under the following circumstances:

(i) at any time following the end of the 12-month period commencing on the date hereof, for any reason whatsoever, upon 60 days’ written notice from Employer to Executive;

(ii) upon the death of Executive;

           (iii)         in the event of a disability which prevents or seriously inhibits Executive from performing his duties for 60 consecutive days as determined in good faith by the Board, upon 30 days written notice from Employer to Executive; or

(iv) for Cause (as defined below).

 “Cause” as used in this Agreement shall mean (i) Executive’s commission of a felony or any other crime involving moral turpitude, fraud, misrepresentation, embezzlement or theft, (ii) Executive’s engaging in any activity that is harmful (including, without limitation, alcoholic or other self-induced affliction), in a material respect, to the Company, Trucking, or any of their respective subsidiaries or affiliates, monetarily or otherwise, as determined by a majority of the Board; (iii) Executive’s material malfeasance (including without limitation, any intentional act of fraud or theft), misconduct, or gross negligence in connection with the performance of his duties hereunder; (iv) Executive’s significant violation of any statutory or common law duty of loyalty to the Company, Trucking or any of their respective subsidiaries; (v) Executive’s material breach of this Agreement or of a material Employer policy (including without limitation, disclosure or misuse of any confidential or competitively sensitive information or trade secrets of the Company, Trucking, or any of their respective subsidiaries or affiliates); or (vi) Executive’s refusal or failure to carry out directives or instructions of the Board that are consistent with the scope and nature of Executive’s duties and responsibilities set forth herein, in the case of clause (v) or (vi) above, only if such breach or failure continues for more than 10 days following written notice from Employer describing such breach or failure.

                                 (b)           If the Employment Term is terminated by Employer pursuant to Paragraph 7(a), Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the effective date of termination.  If the Employment Term is terminated by Employer during the 12-month period commencing on the date hereof and other than pursuant to Paragraph 7(a), Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the later of the effective date of termination and the 12-month anniversary of the date hereof.  Except as provided in this subparagraph, under no circumstances shall Executive be entitled to any compensation whatsoever upon any termination by Employer of the Employment Term.  A termination of the Employment Term shall not terminate or otherwise affect the duration of or the responsibilities and obligations of the Executive during the Covenant Term.

                    8.          Termination by Executive.

                                 (a)           Executive shall have the right to terminate the Employment Term under the following circumstances:

(i) at any time following the end of the 24-month period commencing on the date hereof, for any reason whatsoever, upon 60 days’ written notice from Executive to the Board; and

           (ii)          at any time during the 24-month period commencing on the date hereof, for Good Reason (as defined below), upon 60 days’ written notice from Executive to the Board given within 60 days following the occurrence of an event constituting Good Reason; provided that Employer shall have 10 days after the date such notice has been given to the Board in which to cure the conduct specified in such notice.

“Good Reason” as used in this Agreement shall mean: (i) the Company’s failure to pay or provide when due Executive’s Base Salary; (ii) the failure to continue Executive in his position as provided in Paragraph 1 or removal of him from such position, in each case during the Employment Term; (iii) a material diminution of Executive’s responsibilities, duties or status, which diminution is not rescinded within 30 days after the date of receipt by the Board from Executive of a written notice referring to this provision and describing such diminution; or (iv) the relocation of Executive’s principle place of employment outside Hale County, Alabama; or (v) defamatory or disparaging public statements by Employer or any affiliate of Employer concerning Executive or his job performance.

                                 (b)           If the Employment Term is terminated by Executive either pursuant to Paragraph 8(a)(i) or, during the 12-month period following the first anniversary of the date hereof, pursuant to Paragraph 8(a)(ii), Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the effective date of termination.  If the Employment Term is terminated by the Executive during the 12-month period commencing on the date hereof pursuant to Paragraph 8(a)(ii), Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the later of the effective date of such termination and the 12-month anniversary of the date hereof.  If the Employment Term is terminated by Executive other than pursuant to Paragraph 8(a)(i) or Paragraph 8(a)(ii), the Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Base Salary earned but not yet paid through the effective date of termination, it being understood that nothing herein shall limit or prejudice any other legal or equitable rights or remedies which Employer may have upon such termination by Executive.  Except as provided in this subparagraph, under no circumstances shall Executive be entitled to any compensation whatsoever upon any termination by the Executive of the Employment Term or by reason of any acts or occurrences constituting or purporting to constitute Good Reason.  A termination of the Employment Term hereunder shall not terminate or otherwise affect the duration of or the responsibilities and obligations of Executive under Paragraph 12 during the Covenant Term.

                    9.          Part-Time Employment Period.

                                 (a)           In the event the Employment Term is terminated by (i) Employer pursuant to Paragraph 7(a)(i) or without Cause during the 12-month period commencing on the date hereof or (ii) by Executive pursuant to Paragraph 8(a), then, during the period commencing on the date of such termination and ending on the fifth anniversary of the date hereof (such period, the “Part-Time Employment Period”), Employer agrees to employ Executive, and Executive agrees to be so employed, on a part-time basis, on the terms and subject to the conditions set forth herein.  Notwithstanding anything to the contrary set forth in this Agreement, the Part-Time Employment Period may be earlier terminated pursuant to the terms hereof.

                                 (b)           During the Part-Time Employment Period, Executive shall act as a general advisor and consultant to Employer on all matters within the scope of Executive’s experience and expertise, and shall not be required to devote to such duties more than 100 hours in each calendar year.  During the Part-Time Employment Period, Executive shall not, solely by virtue of the services provided hereunder during such period, be considered to be an officer of Employer, and shall not have the power or authority to contract in the name of or bind Employer, except as may be expressly stated in a written delegation of such authority from the Board.

                                 (c)           During the Part-Time Employment Period, Employer shall pay to Executive salary compensation at a monthly rate of $1,000 (“Part-Time Salary”).  Part-Time Salary shall be paid in equal installments in accordance with Employer’s payroll practices in effect from time to time for executive officers, but in no event less frequently than monthly.

                                 (d)           During the Part-Time Employment Period, Employer will provide Executive, at Employer’s sole cost and expense, with major medical and hospitalization health insurance benefits in accordance with the plans of Employer offered from time to time during the Part-Time Employment Period to the executives of Employer and consistent with Employer’s then-current practice as approved by the Board from time to time; provided, however, that during the Part-Time Employment Period, Employer shall not be required to provide such medical and hospitalization health insurance benefits to any dependants of Executive or any members of Executive’s family who would otherwise be entitled to coverage under such plans, unless Executive agrees to pay the additional cost of such coverage.  The foregoing shall not be construed to require Employer to establish such plans or to prevent the modification or termination of such plans once established, and no such action or failure thereof shall affect this Agreement.  Executive recognizes that Employer and its affiliates have the right, in their sole discretion, to amend, modify or terminate their health care plans without creating any rights in Executive; provided, however, that Employer may not modify or terminate its health benefit plans if the effect thereof would be to provide Executive with less favorable medical and hospitalization health insurance single-person benefits than those provided to Employer’s officers and other executives.

                                 (e)           Employer shall have the right to terminate the part-time employment of Executive under the following circumstances: (i) upon the death of Executive; (ii) in the event of a disability which prevents or seriously inhibits Executive from performing his duties described in Paragraph 9(b) for 180 consecutive days as determined in good faith by the Board, upon 30 days written notice from Employer to Executive; or (iii) for Cause.  If Employer terminates the part-time employment of Executive pursuant to clauses (i), (ii) or (iii) of this Paragraph 9(e), Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Part-Time Salary earned but not yet paid through the effective date of termination.  If Employer terminates the part-time employment of Executive other than pursuant to clauses (i), (ii) or (iii) of this Paragraph 9(e), Executive’s rights and Employer’s obligations hereunder shall forthwith terminate except that Employer shall pay Executive his Part-Time Salary, and continue to provide the health insurance benefits described in Paragraph 9(d), through the expiration of the Part-Time Employment Period.  A termination of the part-time employment of Executive shall not terminate or otherwise affect the duration of, or the responsibilities and obligations of Executive during, the Covenant Term.

                    10.          Services Unique.  Executive recognizes that Executive’s services hereunder are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages, and in the event of a breach of this Agreement by Executive (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of Executive’s services and the provisions of Paragraph 12), Employer shall, in addition to all other remedies available to it, be entitled to equitable relief by way of an injunction and any other legal or equitable remedies.  Anything to the contrary herein not withstanding, Employer may seek such equitable relief in a federal or state court in New York, and the Executive hereby submits to jurisdiction in those courts.

                    11.          Protection of Employer’s Interests.

                                   (a)           To the fullest extent permitted by law, all rights worldwide with respect to any intellectual property relating to the business of the Company, Trucking, or their respective direct or indirect subsidiaries or affiliates, conceived, developed, produced, created, suggested or acquired by Executive during the period commencing on the date hereof and ending six months following the termination of the Employment Term shall be deemed to be a work made for hire and shall be the sole and exclusive property of Employer.  Executive agrees to execute, acknowledge and deliver to Employer at Employer’s request, such further documents as the Employer finds appropriate to evidence the Employer’s rights in such property.

                                   (b)           Executive acknowledges that in performing his duties hereunder, he will have access to proprietary and confidential information and to trade secrets of the Company, Trucking, and their respective subsidiaries and affiliates.  Any confidential and/or proprietary information of the Company, Trucking, or their respective subsidiaries or affiliates shall not be used by Executive or disclosed or made available by Executive to any person except (i) as required in the course of Executive’s employment or (ii) when required to do so by a court of law, by any governmental agency having supervisory authority over the business of the Company or Trucking, or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, it being understood that Executive will promptly notify Employer of such requirement so that Employer may seek to obtain a protective order.  Upon any termination of the Employment Term or the Part-Time Employment Period, as applicable, Executive shall return to Employer all such information that exists in written or other physical form (and all copies thereof) under Executive’s control.  Executive agrees to execute, acknowledge and deliver to Employer at Employer’s request a confidentiality agreement containing provisions inclusive of the foregoing provisions of this Paragraph 11(b).

                                   (c)           Executive agrees that his employment hereunder is on an exclusive basis, and that during the Employment Term, he will not engage in any other business activity.  The preceding sentence shall not preclude Executive from (i) engaging in the business of catfish farming, in the manufacture or sale of catfish feed or supplies, or in the harvesting of catfish outside of the geographic area where the Company, Trucking, or any of their respective subsidiaries offers such service after the date hereof, (ii) serving on the boards of directors of other corporations (subject to the approval of the Board which shall not be unreasonably withheld), (iii) engaging in charitable and public service activities, (iv) engaging in speaking and writing activities or (v) managing his personal investments, provided that such activities (x) do not interfere with Executive’s availability or ability to perform his duties and responsibilities hereunder and (y) in the case of activities specified in clauses (ii) through (v) of this Paragraph 11(c), are disclosed in writing to the Board in a notice that references this provision.

                    12.          Non-Competition and Other Covenants.

                                   (a)           Noncompete.  Executive agrees that from and after the date hereof until the fifth anniversary hereof (and without regard to any termination of the Employment Term) (such period, the “Covenant Term”) he will not, and will use his best efforts to cause his affiliates, successors and assigns not to, directly or indirectly, own, manage, operate, join, control or participate (other than by owning more than five percent (5%) of a class of securities publicly traded and registered under Section 12 of the Securities Exchange Act of 1934) in the ownership, management, operation or control of, any business entity engaging in the business of catfish harvesting (in the geographic area where the Company, Trucking or any of their respective subsidiaries offers such service after the date hereof), catfish processing, or catfish distributions anywhere in the United States or Canada (Executive’s participation in an entity in any of the foregoing capacities, other than participation by owning more than five percent (5%) of a class of securities publicly traded and registered under Section 12 of the Securities Exchange Act of 1934, being sometimes referred to herein as being a “Participant”); provided, however, that nothing herein shall prevent Executive or his affiliates, successors or assigns from (i) engaging in the business of catfish harvesting outside of the geographic area where the Company, Trucking, or any of their respective subsidiaries offers such service after the date hereof, (ii) engaging in the business of catfish farming or in the manufacture or sale of catfish feed or supplies, (iii) causing his catfish farm to sell any catfish raised thereon to a person other than the Company, although in competition with the Company or (iv) harvesting catfish raised on Executive’s own catfish farm.  Nothing in this Paragraph 12(a) shall affect the provisions of Section 4.16 of the Asset Purchase Agreement or the provisions of the agreement, entered into by the Company and Executive, setting forth the terms of commercial arrangements governing the purchase and sale of catfish (the “Catfish Purchase Agreement”).

                                   (b)           Nonsolicitation of Employees.  Executive agrees that during the Covenant Term, he will not directly or indirectly, (i) employ, or be a Participant in any entity that employs, any person employed by the Company, Trucking, or any of their respective subsidiaries or affiliates in any supervisory capacity during the preceding 365 days or (ii) in any way induce or attempt to induce any person to leave the employment of the Company, Trucking, or any of their respective subsidiaries or affiliates.

                                   (c)           Nonsolicitation of Customers.  Executive agrees that during the Covenant Term, he will not, directly or indirectly, (i) solicit or do business with, or be a Participant in any entity that solicits or does business with, any customer of Employer or any of its subsidiaries or affiliates or (ii) in any way induce or attempt to induce any customer of Employer to do business with any person or entity other than Employer; provided, however, that the foregoing shall not restrict Executive from purchasing products or services from any Person solely because such Person is a customer of Employer or any of its subsidiaries or affiliates, and provided further that following the expiration of the Employment Term, the foregoing shall not restrict Executive or any entity in which he is a Participant from soliciting or doing business with any customer of Employer or any of its subsidiaries or affiliates with respect to a business that is not in Competition (as defined in the Asset Purchase Agreement) with the business of Employer or any of its subsidiaries or affiliates.

                                   (d)           Standstill.  Executive agrees that during the Covenant Term, he will not, except at the specific written request or with the permission of the Board:

            (i)          engage in or propose, or be a Participant in any entity that engages in or proposes, a Rule 13e-3 Transaction (as defined in Rule 13e-3 under the Securities Exchange Act of 1934) or any other material transaction, between the Company, Trucking, Parent or any of their respective subsidiaries or affiliates, on the one hand, and Executive or any entity in which Executive is a Participant, on the other hand;

(ii) acquire, or be a participant in any entity that acquires, any equity securities of the Company, Trucking, Parent or any of their respective subsidiaries or affiliates;

            (iii)         solicit proxies, or be a Participant in any entity that solicits proxies, or become a participant in any solicitation of proxies, with respect to the election of directors of the Company, Trucking, Parent or any of their respective subsidiaries or affiliates in opposition to the nominees recommended by the Board of any such entity; or

            (iv)        directly or indirectly, engage in or participate in any other activity that would be reasonably expected to result in a change of control of the Company, Trucking, Parent or any of their respective subsidiaries or affiliates.

The foregoing provisions of this Paragraph shall not be construed to prohibit or restrict the manner in which Executives exercises his voting rights in respect of any securities of the Company, Trucking, Parent or any of their respective subsidiaries or affiliates acquired in a manner that is not a violation of the terms of this Paragraph 12.

                    13.          Nondisparagement.  Executive will not at any time during or after the expiration of the Covenant Term directly (or through any other person or entity) make any public or private statements (whether oral or in writing) which are derogatory or damaging to the Company, Trucking, Parent, their respective subsidiaries or affiliates (Trucking, Parent, and their respective subsidiaries and affiliates being referred to hereinafter as “Company Affiliates”), businesses, activities, operations, affairs, reputations or prospects, or any of their respective officers, employees, directors or shareholders, except in response to a subpoena, court order, or other legal compulsion.  Nothing herein shall be require Executive to mislead or provide information to, or prevent Executive from providing information reasonably believed to be truthful to, any governmental body, the auditors or attorneys of the Company or any

Company Affiliate, the Board, any officer or employee of the Company or any Company Affiliate having supervisory authority over Executive, any committee of the Board, or any Person preparing tax returns for the Company or any Company Affiliates.  Neither the Company nor any Company Affiliates will at any time during or after the expiration of the Covenant Term directly (or through any other person or entity) make any defamatory or disparaging public or private statements (whether oral or in writing) concerning Executive, except in response to a subpoena, court order, or other legal compulsion.  Nothing herein shall be require Employer to mislead or provide information to, or prevent Employer from providing information reasonably believed to be truthful to, any governmental body, the auditors or attorneys of the Company or any Company Affiliate, the Board, any officer or employee of the Company or any Company Affiliate having supervisory authority over Executive, any committee of the Board, or any Person preparing tax returns for the Company or any Company Affiliates.

                    14.          Representation of the Parties.

                                   (a)           Executive represents and warrants to the Company, Trucking, and Parent that Executive has the capacity to enter into this Agreement and the other agreements referred to herein, and that the execution, delivery and performance of this Agreement and such other agreements by Executive will not violate any agreement, undertaking or covenant to which Executive is party or is otherwise bound.

                                   (b)           Each of the Company and Parent represents to Executive that it is a limited liability company, duly organized and validly existing under the laws of the State of Delaware.  Trucking represents to Executive that it is a corporation duly incorporated and validly existing under the laws of the State of Delaware.  Each of the Company, Trucking and Parent represents to Executive that it is fully authorized and empowered by all necessary board action to enter into this Agreement and the other agreements referred to herein, and that performance of its obligations under this Agreement and such other agreements will not violate any agreement between it and any other person, firm or other entity.

                    15.          Key Man Insurance.  Employer will have the right throughout the Employment Term to obtain or increase insurance on Executive’s life in such amount as the Board determines, in the name of Employer and for its sole benefit or otherwise, in the discretion of the Board.  Executive will cooperate in any and all necessary physical examinations without expense to Executive, supply information, and sign documents, and otherwise cooperate fully with Employer as Employer may request in connection with any such insurance.  Executive warrants and represents that, to his best knowledge, he is in good health and does not suffer from any medical condition which might interfere with the timely performance of his obligations under this Agreement.

                    16.          Notices.  All notices given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) three business days after being mailed by first class certified mail, return receipt requested, postage prepaid, (c) one business day after being sent by a reputable overnight delivery service, postage or delivery charges prepaid, or (d) on the date on which a facsimile is transmitted to the parties at their respective addresses stated below.  Any party may change its address for notice and the address to which copies must be sent by giving notice of the new addresses to the other parties in accordance with this Paragraph 15, except that any such change of address notice shall not be effective unless and until received.

If to the Company, Trucking or Parent:

c/o American Seafoods Group LLC
Marketplace Tower
2025 First Avenue, Suite 1200
Seattle, Washington 98121
Attention: Mr. Jeffrey Davis
Facsimile: (206) 374-1516

with a copy to:

Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
Attention: Jeffrey J. Rosen, Esq.
Facsimile: (212) 909-6836

If to Executive:

Mr. Joe T. Glover, Jr.
234 Mason Bend Road
Sawyerville, Alabama 36776
Facsimile: (334) 624-5770

with a copy to:

Tanner & Guin, LLC
P.O. Box 3206
2711 University Blvd. (35401)
Tuscaloosa, AL 35403
Attention: Jay F. Guin, Esq. and Bert M. Guy, Esq.
Facsimile: (205) 633-0290

                    17.          Entire Agreement, Amendments, Waivers, Etc.

                                 (a)           No amendment or modification of this Agreement shall be effective unless set forth in a writing signed by Employer and Executive.  No waiver by either party of any breach by the other party of any provision or condition of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.  Any waiver must be in writing and signed by the waiving party.

                                 (b)           This Agreement, together with the documents referred to herein, sets forth the entire understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior oral and written understandings and agreements.  There are no representations, agreements, arrangements or understandings, oral or written, among the parties relating to the subject matter hereof which are not expressly set forth herein, in the Asset Purchase Agreement or the Catfish Purchase Agreement, and no party hereto has been induced to enter into this Agreement, except by the agreements expressly contained herein.

                                 (c)           Nothing herein contained shall be construed so as to require the commission of any act contrary to law, and wherever there is a conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

                                 (d)           This Agreement shall inure to the benefit of and be enforceable by Executive and his heirs, executors, administrators and legal representatives, by the Company, Trucking, and their respective successors and assigns, and by Parent and its successors and assigns.  This Agreement and all rights hereunder are personal to Executive and shall not be assignable.  Each of the Company, Trucking, and Parent may assign its rights under this Agreement to any successor by merger, consolidation, purchase of all or substantially all of its and its subsidiaries’ assets, or otherwise, provided that such successor assumes all of the liabilities, obligations and duties of Employer under this Agreement, either contractually or as a matter of law.

                                 (e)           If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect the other provisions or application of this Agreement that can be given effect without the invalid provisions or application, and to this end the provisions of this Agreement are declared to be severable.

                    18.          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama without reference to principles of conflict of laws.

                    19.          Right to Equitable Relief.  Executive recognizes that Employer will have no adequate remedy at law for his breach of any provision of Paragraphs 11, 12 or 13 and in the event of any such breach or threatened breach he agrees that Employer shall be entitled to obtain equitable relief in addition to other remedies available at law and/or hereunder.

                    20.          Taxes.  All payments required to be made to Executive hereunder, whether during the term of his employment hereunder or otherwise shall be subject to all applicable federal, state and local tax withholding laws.

                    21.          Headings, Etc.  The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.  Unless otherwise provided, references herein to Paragraphs refer to Paragraphs of this Agreement.

                    22.          Arbitration.  Any dispute or controversy between Employer and Executive, arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration before a single arbitrator in New York, New York, administered by the American Arbitration Association in accordance with its Commercial Rules then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to grant motions to dismiss and for summary judgment, to permit reasonable discovery in accordance with the Federal Rules of Civil Procedure, and to award any remedy or relief that a court of competent jurisdiction could order or grant, including the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company, Trucking, and Executive.  Arbitration costs shall be divided equally between Executive and Employer; provided, however, that the arbitrator shall have the authority to require either party to pay a portion or all of arbitrator fees to the same extent as a court could award costs in a civil proceeding.  The decision of the arbitrator shall be a reasoned opinion, including findings of fact and conclusions of law.  The arbitrator shall have jurisdiction to correct errors in his or her decision on motion of either party or sua sponte.

                    23.          Survival.  Executive’s obligations under the provisions of Paragraphs 11, 12 and 13, as well as the provisions of Paragraphs 6, 7(b), 8(b) and 16 through and including 20 and Paragraphs 23 and 24, shall survive the termination or expiration of this Agreement.

                    24.          Construction.  Each party has cooperated in the drafting and preparation of this Agreement.  Therefore, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

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                   IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Executive:
/s/ JOE T. GLOVER, JR.

Joe T. Glover, Jr.

Company:

SOUTHERN PRIDE CATFISH LLC

By:		AMERICAN SEAFOODS GROUP LLC,
its sole Member

By:		AMERICAN SEAFOODS CONSOLIDATED LLC,
its Managing Member

By:		AMERICAN SEAFOODS HOLDINGS LLC,
its sole Member

By:		AMERICAN SEAFOODS, L.P.,
its Managing Member

By:		ASC MANAGEMENT, INC.,
its General Partner

	By:	/s/ BERNT BODAL

Name:
Title:

Trucking:

SOUTHERN PRIDE CATFISH TRUCKING INC.

By:		/s/ BERNT BODAL

Name:
Title:

Parent:

AMERICAN SEAFOODS GROUP LLC

By:		AMERICAN SEAFOODS CONSOLIDATED LLC,
its Managing Member

By:		AMERICAN SEAFOODS HOLDINGS LLC,
its sole Member

By:		AMERICAN SEAFOODS, L.P.,
its Managing Member

By:		ASC MANAGEMENT, INC.,
its General Partner

	By:	/s/ BERNT BODAL

Name:
Title: